Reading International, Inc. Announces Date for

2015 Annual Meeting of Stockholders

Los Angeles, California,  (Business Wire) September 1, 2015 – Reading International, Inc. (NASDAQ:RDI), a leading movie exhibition and real estate Company, announced today that it has set the date for the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) as well as the record date for stockholders eligible to vote at the Annual Meeting.

The Annual Meeting will be held on Tuesday, November 10, 2015 at a time and location still to be determined.  Stockholders of record as of close of business on Tuesday, October 6, 2015 will be eligible to vote at the meeting.

Additional information about the Annual Meeting will be contained in the Company’s Proxy Statement which will be mailed to stockholders of record prior to the Annual Meeting.

The Company’s invites all of its stockholders to attend the Annual Meeting.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•

in the United States, under the
o Reading brand (http://www.readingcinemasus.com);
o Angelika Film Center brand (http://www.angelikafilmcenter.com);
o Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o City Cinemas brand (http://www.citycinemas.com);
o Beekman Theatre brand (http://www.beekmantheatre.com);
o The Paris Theatre brand (http://www.theparistheatre.com); and
o Liberty Theatres brand (http://www.libertytheatresusa.com/).

•	in Australia, under the o Reading brand (http://www.readingcinemas.com.au); o Newmarket brand (http://www.readingnewmarket.com.au); and o Red Yard Entertainment Centre (http://www.redyard.com.au).
•

in New Zealand, under the
o Reading brand (http://www.readingcinemas.co.nz);
o Rialto brand (http://www.rialto.co.nz);
o Reading Properties brand (http://www.readingproperties.co.nz);
o Courtenay Central brand (http://www.readingcourtenay.co.nz) and
o Steer n’ Beer restaurant brand (http://www.steernbeer.co.nz).

For More Information:
Andrzej Matyczynski

Reading International, Inc.
Tel: 213-235-2240